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                                                                       EXHIBIT 4


                                                     December 9, 1999

DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA 02482

     Re:  METRETEK TECHNOLOGIES, INC.
          ---------------------------

Ladies and Gentlemen:

     Reference is made to the Securities Purchase Agreement between Metretek Technologies, Inc. (the "Company") and the Purchasers named therein, dated the date hereof (the "Purchase Agreement"). Capitalized terms not defined herein have the meanings given them in the Purchase Agreement.

     The parties acknowledge and agree that, in the event of a failure by the Company to redeem the Convertible Preferred Stock in accordance with Section A.5(a) of the Certificate of Designations, considerable harm would be caused to the Purchasers. The parties further agree that it is their intention, on or before December 17, 1999, to enter into an amendment to the Securities Purchase Agreement and amend the Certificate of Designations to provide the Purchasers with a sufficient remedy. The remedy is intended to consist of a provision for majority representation of the Purchasers on the board of directors and interest payment provisions economically equivalent to those contained in Section 1.6(c) of the Purchase Agreement. If for any reason provisions for majority representation are not made, other remedies shall be provided, including board representation and additional interest payments. The parties will negotiate in good faith to arrive at a mutually satisfactory solution.

     The Company agrees that it is a condition to the obligation of the Purchasers to purchase Securities at the Second Closing that a mutually satisfactory remedy have been agreed upon pursuant hereto.


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                                              Sincerely,

                                              METRETEK TECHNOLOGIES, INC.


                                              By: /s/ A. Bradley Gabbard
                                                 ---------------------------
                                                 Name:  A. Bradley Gabbard
                                                 Title: Executive Vice President

Acknowledge and agreed:

DDJ CAPITAL MANAGEMENT


By: /s/ Judy K. Mencher
   ------------------------------
Name:  Judy K. Mencher
Title: Member